SGS REPORTS RECORD Q4 REVENUE, UP 2.4% VERSUS 2005. Revenue for all of 2006 was up 6.3% to a record $290.1M

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announced that sales in the fourth quarter of 2006 increased by 2.4% versus the same period in 2005, to a fourth quarter performance record. Sales for the fourth quarter increased to $73.0 million from $71.3 million in the prior year's quarter. The increase in sales was due to acquisitions completed in 2005 that added $0.9M to 2006 revenues, and to acquisitions completed in 2006 that added another $0.9M to 2006 revenues. Revenues from continuing operations declined by $0.1M or 0.1% versus Q4 2005. Revenue for all of 2006 was $290.1M, up $17.3M, or 6.3% versus 2005. Acquisitions and growth at the acquisitions accounted for $22.4M of the increase. Revenues from continuing operations were lower by $5.1M, or 1.9% versus 2005.

Net income for the fourth quarter of 2006 decreased from $3.6 million in 2005 to a loss of $0.9 million in 2006. The decline was due primarily to an increase of $7.2 million in interest expense associated with debt incurred in the acquisition of the business from its former owner. For all of 2006, net income was $0.6M, down from $19.8M in 2005. The decrease was primarily due to a year-to-year increase in interest expense of $28.3M.

EDITDA in the fourth quarter increased 12.2% from $12.3 million in 2005 to $13.8 million in the current year, $14.9M excluding $1.1M in one-time costs. For the entire year, EBITDA increased 3.2% from $56.1M for all of 2005 to $57.8M for all of 2006. EBITDA in 2006 would have been $60.7M but for the incurrence of $2.9M in set-up and other one-time charges, and would have increased another $0.5M if not for start-up expenses from acquisitions made during 2006. The reconciliation of this non-GAAP measure to a GAAP measure is as follows (Note - the "Predecessor" represents the Company when it was a unit within its former owner):

(Numbers are Unaudited)
	Q4 2006	Predecessor Q4 2005	2006	Predecessor 2005
Revenue	$ 73.0	$ 71.3	$ 290.1	$ 272.8
Net income/(loss)	(0.9)	3.6	0.6	19.8
Add:
Depreciation and amortization	6.2	4.1	20.5	16.9
Other expense	(0.1)	0.0	0.5	0.0
Interest expense	8.9	1.7	35.2	6.8
Inc tax prov/(benefit)	(0.4)	2.8	1.1	12.8
EBITDA	$ 13.8	$ 12.3	$ 57.8	$ 56.1

While EBITDA is a non-GAAP measure Management believes its inclusion enhances the users' overall understanding of the Company's current financial performance and prospects for the future. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

Hank Baughman, CEO of SGS, said "Our Q4 and 2006 results were in line with our expectations. Our EBITDA margins stayed strong while we made organizational, geographic and technical changes that will improve our capability and performance in the future".

Please take note:

The Company's Board of Directors including its Audit Committee concluded on March 29, 2007 to restate its interim financial statements for the quarters ending March 31, 2006, June 30, 2006, and September 30, 2006, and the December 31, 2005 balance sheet (the "Restatements"). The Restatements primarily relate to the corrections of errors in the calculation of depreciation, unbilled accrued revenue and work in process inventory.

The Company will include the restated interim financial data for the first three quarters of 2006 and the December 31, 2005 balance sheet in its 2006 Annual Report on Form 10-K. In the interim, the 2006 interim financial statements currently on file with the SEC in the Company's Forms 10-Q for the quarters ending June 30, 2006, and September 30, 2006 should no longer be relied upon. In addition, the interim financial statements for the quarter ended March 31, 2006 and the balance sheet as of December 31, 2005 included in the Company's Form S-4 dated May 4, 2006 should also no longer be relied upon.

The restated numbers that will be reflected in the 10-K are still being audited, but at this time we expect the changes to be substantially as follows:

  Q1 - Revenue will change from $72.7M to $72.1M. Cost and Expenses are unchanged. Income before taxes will change from $1.2M to $0.6M. Net income will change from $0.8M to $0.4M. EBITDA will change from $13.8M to $13.7M.
  Q2 - Revenue will change from $74.3M to $75.8M. Cost and Expenses will change from $72.6M to $72.9M. Income before taxes will change from $1.8M to $2.9M. Net Income will change from $0.8M to $1.6M. EBITDA will change from $15.4M to $16.8M.
  Q3 - Revenue will change from $71.1M to $69.1M. Cost and Expenses are unchanged. Income before taxes will change from $1.5M to negative $0.5M. Net income will change from $0.8M to a negative $0.5M. EBITDA will change from $14.6M to $13.6M.
  Nine months ending September 30, 2006 - Revenue will change from $218.2M to $217.1M. Cost and Expenses will change from $213.8M to $214.1M. Income before taxes will change from $4.5M to $3.0M. Net income will change from $2.3M to $1.5M. EBITDA will change from $43.8M to $44.0M.

Based on consultation with its legal counsel and a significant lender, Management believes that the Restatements do not constitute a violation of the Company's debt covenants under its material debt obligations. We are currently reviewing with our lenders whether any further actions will be required under our senior credit facility as a result of the Restatements.

The Audit Committee has discussed with PricewaterhouseCoopers, LLP, the Company's independent registered public accountants, the matters disclosed in this filing pursuant to Item 4.02 of Form 8-K.

SGS International, Inc. is the parent company of Southern Graphic Systems, Inc., a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc., will hold a teleconference at 9:30 AM EDT on Friday, March 30, 2007. Please dial (1-800-374-0624) in the USA or (1-7066347233) internationally to access the call. The conference ID number is 4001383.

Please contact Jim Dahmus, CFO of SGS, at 502-634-5295 if you have any questions about this release.

This press release contains forward-looking information. These statements reflect management's expectations, estimates and assumptions, based on information available at the time of the statement. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives, and expectations. The words "anticipate," "believe," "estimate," "expect," "plan," "intend," "likely," "will," "should," and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include: loss of existing customers and/or failure to acquire new customers; graphic products industry trends, including greater than anticipated pricing pressures, product and service rates and factors affecting supply and demand; and our ability to execute our business plan, including the costs of and ability to integrate acquisitions; as well as other risk factors summarized in SGS International, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.